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INTERDIGITAL, INC.

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Dear shareholder,

InterDigital, Inc. is asking for your support at our 2020 Annual Meeting of Shareholders by voting in favor of all proposals. This supplement contains information to complement the Compensation Discussion & Analysis section of our Proxy Statement dated April 17, 2020. We are providing this information to help you evaluate our executive compensation program with the benefit of additional context, particularly with respect to the pre-defined performance metrics and rigorous goals employed in our annual short term incentive plan (“STIP”) and our long-term compensation program (“LTCP”).

2019 Year in Review

As you probably know, last year was the culmination of a long and productive strategic journey for the company, punctuated by the sale of Hillcrest Laboratories and the acquisition of Technicolor’s intellectual property licensing business and R&I research & development organization. That journey transformed the company from one focused on a single technology – wireless – in a single market, cellular devices, to one focused on wireless, video and related technologies (like AI) and operating in two major markets: cellular devices and consumer electronics devices.

That is a very exciting and valuable opportunity; and we are already seeing the results. Over the past six months we have signed six new licenses agreements, including one with Huawei, a market leader in smartphones. In doing so we have grown our revenue platform by nearly 20%. We have built a strong pipeline of licensing opportunities and have continued to drive new innovation, in wireless, video, AI and machine learning technologies. And we have also already delivered on our cost goal, achieving two consecutive quarters with costs at our 2017 levels.

In short, we have transformed the company, and done so in a very valuable way. We are seeing the results and intend to hold our executives responsible for executing on the strategy driving this transformation.

Executive Compensation Philosophy

As described in our Proxy Statement, the primary objective of our executive compensation program is to attract, retain, and motivate executive officers that can drive our business forward effectively, and to align the compensation of these executives with the outcomes that our shareholders experience. The Compensation Committee holds our executives to rigorous expectations each year, and their compensation depends on how well they meet those expectations.

When we look back over how our compensations programs performed in furtherance of those objectives, we are confident that our Compensation Committee has put incentives in place that are effective in aligning our executives with shareholders – both when the company performs well, and when we fall below our own expectations. We further believe that this supplementary disclosure will provide you with additional insight into how those incentive structures function, and confirm that our Compensation Committee is committed to creating effective executive compensation programs that are well-aligned with the long term interests of you, our shareholders.

We believe that our executive compensation program achieves our compensation objectives and is aligned with the interests of shareholders. Accordingly, we ask our shareholders to vote “FOR” Proposal 2: Advisory Resolution to Approve Executive Compensation.

InterDigital has consistently demonstrated pay and performance alignment

Each year, our Compensation Committee strives to develop an executive compensation framework that aligns our executives with the long-term interests of our shareholders by rewarding executives with above-target compensation when they deliver performance that our Compensation Committee believes will lead to long-term value creation, and below-target compensation when they fall short of expectations.

Over time, that pay-for-performance framework has been shown to be effective. Shareholder returns were down in 2019, and by design, realized compensation for our CEO significantly lagged target granted compensation in 2019 as shown in the chart below. Of the long-term, performance-based equity granted in 2017 (which measured its performance period at the end of 2019), no compensation was ultimately earned by our executives.

Overall Compensation Plan Design Philosophy

At a high level, the company uses three compensation components to attract, retain and appropriately reward its executives. The first is base pay which obviously is not affected by performance in any year. The next two components – short term incentive pay, or STIP, and long-term incentive pay, or LTCP, – are impacted by performance and represent the vast majority of executive compensation. These two components are based on different objectives:

•

STIP (the smaller of the two incentive pay vehicles) is tied to the achievement of operational and strategic goals that build long term value. While these goals vary from year to year, they tend to focus on things like innovation, customer pipeline development, management team development, and business integration and transformation.

•

LTCP focuses entirely on the actual realization of that long-term value, measured through objective things like cash flow, revenue and profitability achieved over the performance period of the plan. So, if the company performs well over that period, the long-term compensation will pay out; if the company does not meet the goals, then the plans do not pay, regardless of the reason for lack of goal achievement.

Short-Term Incentive Plan

As disclosed in our proxy, STIP is designed to provide an annual cash reward for the achievement of corporate goals and individual accomplishments during each fiscal year. Individual STIP payouts are determined based on performance against pre-determined strategic corporate goals and pre-determined individual goals. The following disclosure provides additional details on the mechanics of program construction, payout calculation, metric achievement, and individual performance contributions.

Each executive’s target STIP opportunity is based on a percentage of their base salary. As disclosed in the Grants of Plan Based Awards table, each executive’s actual payout can range between 0 percent and 200 percent of their target opportunity. The target STIP opportunity for each Named Executive Officer, expressed as a percentage of base salary, is as follows:

NEO	2019 Target STIP Level
William J. Merritt	100%
Richard J. Brezski	75%
Jannie K. Lau	75%
Kai O. Öistämö	100%

Our STIP program is structured with two equally weighted portions: a corporate achievement component, and a personal performance component. The corporate achievement component is based on the company’s achievement against pre-determined financial, strategic, and operational goals (detailed in this supplemental filing). The personal performance component is further detailed below. The STIP payout is determined using the following methodology:

Corporate Achievement 50% of Target STIP Amount X Corporate Strategic Goal Achievement (0%-200%)	+	Personal Performance 50% Target STIP Amount X Personal Performance Achievement (0%-200%)	=	STIP Payout

Corporate Achievement Measured Against Rigorous Corporate Strategic Goals

The corporate achievement portion of the STIP is based on pre-determined metrics and rigorous goals. These goals are intended to drive those components of the business that will deliver long term value over time. Each goal other than the Compensation Committee discretion goal had objectives defined and communicated to plan participants during the first quarter of the fiscal year. The table below describes the components of the Corporate Achievement portion of the STIP.

Goal (Target metric weight)	Description	Objectives	Payout Mechanics
Core Exit Revenue (20%)	Achieve specified amount of expected revenues over the following 12-month period based on existing contracts / relationships

[Target Range1] increase in estimated

contracted revenue for 2020 based on new contracts and renewals signed in 2019; excludes CE revenue (to prevent double-counting). Because InterDigital’s revenue model involves a limited number of negotiations, many of which are significant enough to individually impact goal achievement, the company does not publicly disclose revenue-based goals.

Bonus element only pays if there is an increase in estimated 2020 contract revenue; if revenue holds constant or declines, no bonus will be earned through this metric.

Threshold for this goal is the previous year actual achievement; payout at threshold is 0%.

Payout increases pro-rata until target range is achieved. Up to 200% of target available for achieving double the revenue growth represented by the target range.

CE (Consumer Electronics) Exit Revenue (10%)	Achieve specified amount of consumer electronics revenues over the following 12-month period based on existing contracts / relationships	[Target Range1] increase in estimated CE revenue for 2020 based on new contracts and renewals signed in 2019. Because InterDigital’s revenue model involves a limited number of negotiations, many of which are significant enough to individually impact goal achievement, the company does not publicly disclose revenue-based goals.

Bonus element only pays if there is an increase in estimated 2020 CE revenue; if revenue holds constant or declines, no bonus will be earned through this metric.

Threshold for this goal is the previous year actual achievement; payout at threshold is 0%.

Payout increases pro-rata until target range is achieved. Up to 200% of target available for achieving double the revenue growth represented by the target range.

Business Integration (10%)	Successfully execute advancement of culture project; successfully advance system infrastructure optimization

System infrastructure optimization

•  Overall pro forma expenses at 2017 levels plus wage inflation

•  Core terminal unit pro forma expenses at 2017 levels plus wage inflation

Other Goals:

•  Execute on 2019 R&I collaboration and/or acquisition project plan

•  Successfully execute the Patent Platform project

•  Successful initial deployment of a global, unified intellectual property management system (Unycom) as a replacement for the TCH legacy systems on or prior to 7/31/19

Bonus element pays out if specific pre-defined strategic accomplishments are achieved. Partial payouts available for accomplishing portions of the Business Integration goals.

[1]

A range was selected for the target for both Core Exit Revenue and Consumer Electronics (CE) Exit Revenue, rather than a point measure, due to the historic volatility of these measures as a result of the size of each individual contract. Those ranges are not disclosed because we believe doing so would create competitive harm as prospective licensees (particularly large ones) could view the executives as under financial pressure to conclude a license agreement in a particular year and exploit the same

Business Transformation (20%)	Successfully execute against integration objectives related to acquisition

•  Continuation of culture work with an enhanced focus on global mindset

•  Successful execution and progress on China expansion

•  Systems/Infrastructure/Process optimization to support globalization

•  Video R&D capability building/buying

•  Business Integration/Optimization including executing strategic alternatives

•  Leadership & overall organization capabilities obtained/integrated to meet forward-looking objectives

•  Successful buildout of an integrated communications/marketing function focused on China

•  Successful buildout of a Video R&D focused integrated communications/marketing offering

Bonus element pays out if specific pre-defined strategic accomplishments are achieved.

A scorecard approach was adopted for this metric, with each component equally weighted but individually evaluated at the end of the performance period.

Innovation (20%)	Generate specified numbers of patent filings as well as contributions to 5G, video and other standards; achieve external recognition of innovation success

•  5G/Video and other key standards contribution and objectively measured IPR generation success

•  Define and execute CTO roadmap process – staffing, collaboration with R&D, collaboration with outside experts, and internal dissemination

•  Execute in new technology areas driven by CTO roadmap via organic projects, continuing collaboration with high performing partners, & new collaboration with internationally recognized laboratories/experts

•  Innovation awards and third-party validation from industry-recognized expert sources.

•  Industry/media recognition as measured by: Speaking slots, leadership roles, testbed/demos, publications, EU and other project wins

•  Execution on specific partner commitments

Bonus element pays out if specific pre-defined strategic accomplishments are achieved.

A scorecard approach was adopted for this metric, with each component equally weighted but individually evaluated at the end of the performance period.

Compensation Committee Discretion (20%)	Allow Compensation Committee to adjust performance upward or downward as a result of unexpected outcomes or circumstances	Bonus component pays out based on overall subjective evaluation of company performance.

Actual achievement against each of these performance goals was determined at the conclusion of the fiscal year. The following table contains details of the achievement of each of the components of the STIP, along with the payout assigned to each component according to its level of achievement:

Corporate Strategic Goals Outcomes
Goal (Target metric weight)	Threshold Payout	Target Payout	Maximum Payout	Achievement	Component Payout
Core Exit Revenue (20%)	0%	20%	40%	Increase in Core Exit revenue over 2019 of approximately 20% of target range	4%

CE (Consumer Electronics) Exit Revenue (10%)	0%	10%	20%	Increase in CE revenue over 2019 of approximately 20% of target range	2%

Business Integration (10%)	0%	10%	20%	Exceeded the expense goal pre-R&I acquisition On target for post-R&I acquisition adjusted expense goal Completed Unycom project on schedule (integration of TCH patent licensing platform)	10%

Business Transformation (20%)	0%	20%	40%

Achievement on each goal is provided in parenthesis following the goal description:

•  Continuation of culture work with an enhanced focus on global mindset (100%)

•  Successful execution and progress on China expansion (0%)

•  Systems/Infrastructure/Process optimization to support globalization (100%)

•  Video R&D capability building/buying (75%)

•  Business Integration/Optimization including executing strategic alternatives (80%)

•  Leadership & overall organization capabilities obtained/integrated to meet forward-looking objectives (100%)

•  Successful buildout of an integrated communications/marking function focused on China (0%)

•  Successful buildout of a Video R&D focused integrated communications/marketing offering (125%)

					14%

Innovation (20%)	0%	20%	40%	Achievement on each goal is provided in parenthesis following the goal description: • 5G/Video and other key standards contribution and IPR generation success as measured by specific quantitative goals. (110%)	21%

•  Define and execute CTO roadmap process – staffing, collaboration with R&D, collaboration with outside experts, and internal dissemination (90%)

•  Execute in new technology areas driven by CTO roadmap via organic projects, continuing collaboration with high performing partners, & new collaboration with internationally recognized laboratories/experts (78%)

•  Innovation awards and third-party validation from industry-recognized expert sources. (100%)

•  Industry/media recognition as measured by: Speaking slots, leadership roles, testbed/demos, publications, EU and other project wins (121%)

•  Execution on specific partner commitments (118%)

Compensation Committee Discretion (20%)	0%	20%	40%

Key considerations included:

HEVC and CE business negotiations:

For two major negotiations, we saw measurable value given to the HEVC portfolio. On the CE side, an addition of a TV customer late in 2019.

Government Relations Strength: Given a variety of global trade issues, we saw the strength of the government relations team (which extends beyond that staff), including specific efforts that directly supported licensing success.

Organizational Strength: We drew on our bench a number of times during the year following the retirement of some long-term employees. In each instance, we were able to transition the role so seamlessly, speaking to organizational strength.

				20%

Overall Corporate Achievement	0%	100%	200%	71%

NEO Personal Performance Rigorously Evaluated

The second component of the STIP is based on the Compensation Committee’s evaluation of each NEO’s achievement against their individual objectives during the year. This evaluation was conducted by the Compensation Committee and for the CEO included input from the full Board of Directors Despite strong operational and strategic performance in 2019, no executive received an above-target payout based on personal performance due to the Compensation Committee’s practice of aligning executive outcomes with shareholder outcomes.

The Personal Performance component of each NEO’s STIP is based on pre-established criteria and evaluated by the Compensation Committee at the end of the year. For the CEO, the Compensation Committee considered the Board’s assessment of performance, as reflected in the assessment of the non-executive Chairman of the Board. For 2019, Mr. Merritt was assessed on performance on the following goals:

Goal	Weight	Performance Against Objectives	Outcome
Formulate Strategy	15%	In 2019, InterDigital completed its transformation from a single-technology company in a single market to a company with two major technology positions, more diversified and stronger R&D efforts, multiple markets and more ways to engage with key customers.	15%

Position the Brand to Important Constituencies	10%	In 2019, Mr. Merritt and the Company navigated a challenging geopolitical environment and changing technical landscape, both with specific companies and in standards bodies, and established itself as a recognized problem-solving brand in both 5G and video.	10%

Implement Strategy	20%	Mr. Merritt led the effort to maintain growth in the core business while integrating the Technicolor acquisitions, resolving China expansion, successfully concluding litigation, maintaining expenses, and generating early results on the consumer electronics initiatives. Component paid below target (50% of target) due to revenue and EBITDA performance below Board expectations.	10%

Transform Business Character and Customer Base	15%	By guiding and executing InterDigital’s evolution from a single-technology company with niche positions outside its core area to a strong multi-technology player with a greatly expanded R&D engine, Mr. Merritt positioned the company to now credibly address multiple markets while maintaining strength in its core business.	15%

Leadership Development and Succession Planning	20%	In 2019, the Company’s diligent efforts focused on leadership development and succession planning bore fruit. The year saw multiple retirements of long-term executive staff, and careful succession planning enabled us to utilize bench strength and allowed for virtually seamless transitions in these senior roles. Particularly notable given company’s relatively small employee count.	20%

Execute and Integrate Acquisition	20%	In 2019, InterDigital executed on this capability through our Technicolor R&A acquisition – the second of two transaction to expand the business. Mr. Merritt led the successful effort to complete due diligence. Post-acquisition, the planning and execution of integration to capture synergies is on target, with integration of secondary areas underway.	20%

Total Personal Performance:			90%

Each NEO other than the CEO, received a similar assessment, with the performance evaluation performed by Mr. Merritt. After completing the evaluations, the Compensation Committee determined that the achievement against objectives for each executive was as follows:

Named Executive Officer	Personal Performance Factor (0%-200%)
William J. Merritt	90%
Richard J Brezski	90%
Jannie K. Lau	N/A2
Kai O. Öistämö	100%

[2]	Ms. Lau did not receive a payout under the 2019 STIP because her retirement date of December 31, 2019 was prior to the payout date; therefore, she was ineligible for payment pursuant to the STIP

STIP Payout Calculation

Using the formula presented above, the payout for each executive was based on both Corporate Achievement and Personal Performance. The following table lays out the calculations for each Named Executive Officer for 2019:

Named Executive Officer	2019 Base Salary ($)	Target bonus as percentage of base salary	Corporate Achievement (applies to 50% of target award)	Personal Performance (applies to 50% of target award)	Overall achievement as % of target	Target bonus ($)	Actual Bonus ($)
Merritt	690,000	100%	71%	90%	81%	690,000	555,450
Brezski	402,500	75%	71%	90%	81%	301,875	243,009
Lau	390,988	75%	71%	N/A	N/A	293,241	—
Öistämö	609,000	100%	71%	100%	86%	609,000	520,695

As disclosed in our proxy, based on company performance and the Compensation Committee’s consideration of shareholder outcomes, each executive earned a below-target payout on their STIP.

Long-Term Compensation Program

Compensation Committee is committed to performance-based compensation for executives; at least half of the CEO’s outstanding LTCP awards are strictly performance-conditioned.

Performance-based long-term compensation is an important part of our compensation program and reinforces our Compensation Committee’s pay-for-performance philosophy. We view performance-based long-term compensation as encompassing both performance-based restricted stock units (“PSUs”) as well as stock options. While we understand conflicting viewpoints on the performance incentive nature of stock options, we believe that they provide a powerful addition to the basket of awards that we provided our CEO and COO in 2019.

From time to time, we issue stock options with performance-based vesting conditions. We did so in 2018 and disclosed those grants in our proxy statement filed in 2019. We granted performance-based options again earlier this year. The details of those options will be disclosed in next year’s proxy statement. In 2020, one-third of our CEO’s LTCP grant was made in PSUs, one-third was made in performance-based stock options (both of which will vest based on performance achieved on metrics related to normalized cash flow and revenue growth), and one-third was made in time-based restricted stock units (“RSUs”). More than half of our CEO’s total outstanding LTCP awards are strictly performance-conditioned, as detailed in the table below.

	Proportion of CEO LTCP target value granted in:
LTCP Grant Year	Performance- Based Stock Units	Performance- Based Stock Options	Time-Based Stock Options	RSUs
2020	33.3%	33.3%		33.3%
2019	33.3%		33.3%	33.3%
2018	33.3%	33.3%		33.3%

3-year Average	33.3%	22.2%	11.1%	33.3%

Average Performance Based:		55.6%

Average Time-Based:		44.4%

Rigorous adjustment to pro-forma EBITDA metric for 2017 and 2018 performance awards

As disclosed on page 36 of our Proxy Statement, the two Technicolor acquisitions and the divestiture of the Hillcrest product business in 2019 created significant complexity in calculating a meaningful pro forma EBITDA target, threshold, and maximum goal. Our Compensation Committee modified the 2017 and 2018 performance awards and re-oriented the pro forma EBITDA from a traditional scaling metric to a gating metric.

The updated goal was set rigorously. The pro forma EBITDA gate goal for the 2017 and 2018 awards was set significantly higher than 2019 actual pro forma EBITDA performance, and at the end of the performance period running from January 1, 2017 through December 31, 2019 for the 2017 LTCP performance grants, the pro forma EBITDA gate value was not met. The gate prevented any of the 2017 PSUs awards from being earned at this interim measurement period. The awards remain eligible to vest based on performance measured at the end of the January 1, 2017 through December 31, 2021 performance period. The board did not exercise discretion on these awards.

Competitive harm would result from disclosure of forward-looking LTCP performance goals

Our Compensation Committee believes in being making compensation as transparent as possible, without creating competitive harm to the company or its shareholders. In years where a LTCP performance period and the company has generated sufficient performance to create a payout, we have disclosed those goals in our proxy. The most recent example of this was in our 2019, 2018, and 2017 proxy statements, relating to the goals for the 2016, 2015, and 2014 LTCP awards respectively.

We do not disclose the goals for long-term performance awards that are based on internally facing, absolute performance metrics. Our Compensation Committee believes that this is the market standard practice for these types of awards.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN. WHETHER YOU PLAN TO ATTEND THE

ANNUAL MEETING OR NOT, PLEASE VOTE BY INTERNET, BY TELEPHONE, OR BY MAIL.

WE ASK FOR YOUR SUPPORT ON EACH BALLOT ITEM PRESENTED BASED ON THE RECOMMENDATION OF OUR

BOARD OF DIRECTORS, INCLUDING A VOTE “FOR” PROPOSAL TWO: ADVISORY RESOLUTION TO APPROVE

EXECUTIVE COMPENSATION.

Respectfully,

InterDigital, Inc. Compensation Committee

Jean F. Rankin, Chair

S. Douglas Hutcheson

Philip P. Trahanas

InterDigital 2019 Executive Compensation May 2020

On June 3, 2020, InterDigital, Inc. will hold our annual shareholder meeting. Concerns have been raised about our executive compensation program in relation to the upcoming Say-on-Pay vote. We are committed to good disclosure regarding compensation and an open dialogue with investors. We are providing you with this additional relevant information to assist you in making your Say-on-Pay voting decision.     © 2020 InterDigital, Inc.  All Rights Reserved Overview

Background: InterDigital’s 2019 Performance InterDigital’s stock has been impacted by China-US trade issues. Since new sanctions were announced by the Trump administration on May 2, 2019, our stock has performed roughly in line with the MCSI China ETF (CHIX) and the iShares China Large-Cap ETF (FXI). 2019 was about long-term positioning vs. short-term gain. 2019 marked the expansion of our technology and licensing opportunities through M&A, a move intended to provide greater negotiating strength and open new markets. In fact, this expansion produced results, with 6 licensees signed in 6 months (from Q4 2019 to Q2 2020), including Huawei.  Cash flow and revenue not aligned. Changes in operating cash flow reflect the payment schedules of long-term fixed licenses and do not track with revenues. Further, while IDCC’s operating cash flow can be volatile, absolute performance (measured by dollars and margin) is very strong.    © 2020 InterDigital, Inc.  All Rights Reserved

Executive Compensation Philosophy Our Executive Compensation program is intended to hold our executive officers accountable for business results and reward them for strong corporate performance and value creation.  It consists of the following: Base salary Annual incentive bonus (STIP),    tied to in-year operational milestones Long term compensation (LTCP),    tied to long-term performance Comprised of time-based RSUs, performance-based     RSUs and stock options © 2020 InterDigital, Inc.  All Rights Reserved 85% of CEO compensation is variable based on the company’s performance

Compensation Linked to Company Performance Our compensation structure aligns executive compensation to corporate performance, and our CEO's actual pay in 2019 demonstrates that our compensation programs are working © 2020 InterDigital, Inc.  All Rights Reserved Realized  (Actual) Pay – a measure of how much compensation was ultimately banked – is a more accurate indication of pay for performance CEO’s target compensation for 2019 was $4.6m (base salary, target STIP and grant date target value of the 2019 LTCP). His realized pay, or actual pay, was about a third of that amount, or $1.5m 2019 STIP payed out at 81% of target 2017 LTCP equity grant, which pays for the performance period ending December 31, 2019, vested at 11% of grant date target value (see annex).  Only the time-based vesting portion of the award was realized

Addressing Specific Compensation Concerns Overall STIP calculation methodology Details on STIP Corporate Strategic Goals Details on STIP Personal Performance Goals Calculations for STIP payouts for each executive Concentration of strictly performance-conditioned awards in our CEO’s compensation program Conversion of the pro-forma EBITDA metric for 2017 and 2018 performance awards Disclosure of forward-looking long-term performance goals on internal, absolute performance metrics    © 2020 InterDigital, Inc.  All Rights Reserved Proxy advisory services have raised a number of questions regarding our compensation programs This document contains additional information, as documented in our supplemental proxy filing, to give more detail on each of these issues The numbered list corresponds to page headings on subsequent pages to address each area Issues clarified in this document:

1. Short-Term Incentive Program Calculation

- STIP payout is based on a calculation that equally weights corporate performance and personal performance
- Corporate achievement is based on performance against a pre-defined set of rigorous goals
- Personal performance is assessed based on delivered achievement against a set of pre-defined criteria

Corporate Achievement

50% of Target STIP Amount
X
Corporate Strategic Goal Achievement
(0%-200%)

+

Personal Performance

50% of Target STIP Amount
X
Personal Performance Achievement
(0%-200%)

=

STIP Payout

(0%-200% of target)

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2. Corporate Strategic Goals

- Corporate strategic goals hold executives accountable for managing short-term items that the Compensation Committee believes lead to long-term value creation for shareholders
- 80% of the corporate strategic goal target is based on objective pre-defined metrics and goals
- Metrics are in one of three types: Continuous, Scorecard, or Subjective. Each type is illustrated on a subsequent page, and details on each are located in our supplemental proxy filing.

Metric	Metric Weight (Target)	Metric Type	Description
Core Exit Revenue	20%	Continuous	Achieve specified amount of additional expected revenues over the following 12-month period based on existing contracts / relationships
CE (Consumer Electronics) Exit Revenue	10%	Continuous	Achieve specified amount of additional consumer electronics revenues over the following 12-month period based on existing contracts / relationships
Business Integration	10%	Scorecard	Successfully execute advancement of culture project; successfully advance system infrastructure optimization
Business Transformation	20%	Scorecard	Successfully execute against integration objectives related to acquisition
Innovation	20%	Scorecard	Generate specified numbers of patent filings as well as contributions to 5G, video and other standards; achieve external recognition of innovation success
Compensation Committee Discretion	20%	Subjective	Allow Compensation Committee to adjust performance upward or downward as a result of unexpected outcomes or circumstances

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2. Corporate Strategic Goals: Continuous © 2020 InterDigital, Inc.  All Rights Reserved 2019 Actual Core Exit Revenue Payout (Percentage of Target) 2020 Expected Core Exit Revenue Range Double the growth implied by 2020 Expected Core Exit Revenue Range 100% 0% 200% Executives don’t earn payout until there is revenue growth Actual payout reflected growth below target range Maximum (200% of target) payout would have been received for 200% of target range growth Example: Core Exit Revenue Metric (20% of STIP) Payout Diagram Core Exit Revenue Objective STIP metrics function exactly as shareholders expect Pre-defined threshold, target range, and maximum values determine potential payouts No payout occurs until revenue exceeds the previous year level

2. Corporate Strategic Goals: Scorecard

- Scorecard STIP metrics contain specific pre-defined and communicated objectives
- Each factor in the scorecard is weighed equally
- The Compensation Committee evaluates completion of each scorecard metric against a defined set of criteria to determine the overall result

Example: Business Transformation Metric

Scorecard Component	Result
Continuation of culture work with an enhanced focus on global mindset	100%
Successful execution and progress on China expansion	0%
Systems/Infrastructure/Process optimization to support globalization	100%
Video R&D capability building/buying	75%
Business Integration/Optimization including executing strategic alternatives	80%
Leadership & overall organization capabilities obtained/integrated to meet forward-looking objectives	100%
Successful buildout of an integrated communications/marketing function focused on China	0%
Successful buildout of a Video R&D focused integrated communications / marketing offering	125%
Overall (Simple Average of 72.5% X Target of 20%)	**14%**

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2. Corporate Strategic Goals: Subjective    © 2020 InterDigital, Inc.  All Rights Reserved 2019 Discretionary STIP Component Considerations The Compensation Committee retains flexibility through a discretionary component  This component is designed to be exercised when formulaic outputs do not adequately reflect business outcomes In 2019, the committee elected not to exercise discretion to deviate from target payout HEVC and CE business negotiations: For two major negotiations, we saw measurable value given to the HEVC portfolio, On the CE side, we saw the addition of a TV customer late in 2019. Government Relations Strength:  Given a variety of global trade issues, we saw the strength of the government relations team (which extends beyond that staff), including specific efforts that directly supported licensing success. Organizational Strength:  We drew on our bench a number of times during the year in response to the retirement of some long-term employees. In each instance, we were able to transition the role seamlessly.

2. Corporate Strategic Goals: Outcome

- Corporate Strategic Goal outcome is based on the sum of the results of each individual category
- Although revenues for both the core business and the CE business grew, they did not meet goals. The resulting payout aligned shareholders with executives
- Overall, the Corporate Strategic Goals resulted in a below-target payout for executives

2019 Discretionary STIP Component Considerations

Metric	Metric Weight (Target)	Description	Payout Outcome
Core Exit Revenue	20%	Achieve specified amount of additional expected revenues over the following 12-month period based on existing contracts / relationships	4%
CE (Consumer Electronics) Exit Revenue	10%	Achieve specified amount of additional consumer electronics revenues over the following 12-month period based on existing contracts / relationships	2%
Business Integration	10%	Successfully execute advancement of culture project; successfully advance system infrastructure optimization	10%
Business Transformation	20%	Successfully execute against integration objectives related to acquisition	14%
Innovation	20%	Generate specified numbers of patent filings as well as contributions to 5G, video and other standards; achieve external recognition of innovation success	21%
Compensation Committee Discretion	20%	Allow Compensation Committee to adjust performance upward or downward as a result of unexpected outcomes or circumstances	20%
		Overall Corporate Strategic Goal Outcome (on a 0%-200% of target range)	71%

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3. Personal Performance

CEO Personal Performance Objectives and Performance

- Personal Performance component based on pre-set objectives
- The Compensation Committee evaluates performance against the personal objectives at the end of the year
- No executive received above target payout on the Personal Performance component in 2019

Goal	Weight	Performance Against Objective	Out-come
Formulate Strategy	15%	In 2019, InterDigital completed its transformation from a single-technology company in a single market to a company with two major technology positions, more diversified and stronger R&D efforts, multiple markets and more ways to engage with key customers.	15%
Position the Brand to Important Constituencies	10%	In 2019, Mr. Merritt and the Company navigated a challenging geopolitical environment and changing technical landscape, both with specific companies and in standards bodies, and established itself as a recognized problem-solving brand in both 5G and video.	10%
Implement Strategy	20%	Mr. Merritt led the effort to maintain growth in the core business while integrating the Technicolor acquisitions, resolving China expansion, successfully concluding litigation, maintaining expenses, and generating early results on the consumer electronics initiatives. Component paid below target (50% of target) due to revenue and EBITDA performance below Board expectations.	10%
Transform Business Character and Customer Base	15%	By guiding and executing InterDigital's evolution from a single-technology company with niche positions outside its core area to a strong multi-technology player with a greatly expanded R&D engine, Mr. Merritt positioned the company to now credibly address multiple markets while maintaining strength in its core business.	15%
Leadership Development and Succession Planning	20%	In 2019, the Company's diligent efforts focused on leadership development and succession planning bore fruit. The year saw multiple retirements of long-term executive staff, and careful succession planning enabled us to utilize bench strength and allowed for virtually seamless transitions in these senior roles. Particularly notable given company's relatively small employee count.	20%
Execute and Integrate Acquisition	20%	In 2019, InterDigital executed on this capability through our Technicolor R&A acquisition – the second of two transaction to expand the business. Mr. Merritt led the successful effort to complete due diligence. Post-acquisition, the planning and execution of integration to capture synergies is on target, with integration of secondary areas underway.	20%
		Overall	**90%**

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4. Final STIP Calculations   © 2020 InterDigital, Inc.  All Rights Reserved All executives earned below-target payouts Final STIP payout calculations for each Named Executive Officer follow the methodology previously described Ms. Lau did not receive a bonus payout due to her retirement before the payout date Named Executive Officer 2019 Base Salary ($) Target bonus as percentage of base salary Corporate Achieve-ment (applies to 50% of target award) Personal Performance  (applies to 50% of target award) Overall achieve-ment as % of target Target bonus ($) Actual Bonus ($) Merritt 690,000 100% 71% 90% 81% 690,000 555,450 Brezski 402,500 75% 71% 90% 81% 301,875 243,009 Lau 390,988 75% 71% N/A N/A 293,241 N/A Öistämö 609,000 100% 71% 100% 86% 609,000 520,695

5. CEO Performance-Based Compensation © 2020 InterDigital, Inc.  All Rights Reserved A majority of our CEO’s outstanding LTCP awards are in the form of performance-based equity awards In each of 2018 and 2020, one-third of our CEO’s target equity awards has been in performance-based stock options Over the last three years, an average of 55% of our CEO’s long-term compensation has been granted in performance-based equity Proportion of CEO LTCP target value granted in: LTCP Grant Year Performance-Based RSUs Performance-Based Stock Options Time-Based Stock Options RSUs 2020 33.3% 33.3% 33.3% 2019 33.3% 33.3% 33.3% 2018 33.3% 33.3% 33.3% 3-year Average 33.3% 22.2% 11.1% 33.3% Average Performance Based: 55.6% Average Time-Based: 44.4%

6. Conversion of Pro Forma EBITDA Metric © 2020 InterDigital, Inc.  All Rights Reserved Our Technicolor acquisitions and the divestiture of the Hillcrest product business in 2019 created significant complexity in calculating a meaningful and rigorous pro forma EBITDA threshold, target, and max goal. However, profitability level is still important to our Company and to our shareholders.  The Compensation Committee decided to convert the pro forma EBITDA goal from a continuous goal (as previously described in this document) to a gate metric. In the gate metric, a minimum level of pro forma EBITDA had to be achieved in order to earn any value from LTCP performance grants.  The pro forma EBITDA gate goal was set rigorously, at a level higher previous year actual pro forma EBITDA performance. The gate metric was not met for the 2017 LTCP awards; all 2017 performance-based LTCP awards were forfeit due missing the pro forma EBITDA gate.

7. Disclosure of Forward-Looking Goals © 2020 InterDigital, Inc.  All Rights Reserved We believe that disclosing performance goals associated with long-term, absolute, internally-focused goals is inappropriate and could cause us competitive harm When long-term performance compensation is earned, we clearly disclose the goals that were used to compute the associated payout Proxy-Disclosed Long-Term Performance Goals 2019 Proxy Statement 2018 Proxy Statement 2017 Proxy Statement

Additional Say-on-Pay Considerations Public Disclosure of Goals Could Affect Negotiating Leverage. InterDigital is a company with a revenue model that relies on challenging, high-stakes, often multi-year negotiations. As a result, while InterDigital's goals are clearly defined internally and reflected in performance metrics, the company understands that it is in the best interest of shareholders to avoid public disclosure of time-based goals.    © 2020 InterDigital, Inc.  All Rights Reserved

Please Vote Your Shares InterDigital’s compensation programs reflect our pay for performance philosophy and is heavily performance-based We ask: If you haven't voted, we ask that you support our Say-on-Pay proposal If you have already voted against, we ask that you recast your vote “FOR” our Say-on-Pay proposal Thank you  © 2020 InterDigital, Inc.  All Rights Reserved

Annex: 2017 LTCP Details

2017 Long Term Compensation Plan In 2017, our CEO was granted equity with a 3 - 5 year performance period (January 1, 2017 through December 31, 2021); the interim measurement period ended December 31, 2019 The 2017 LTCP Equity grant consisted of time-based RSUs, performance-based RSUs and options Time-based RSUs cliff vested on March 15, 2020; vest date value $269,364 Performance-based RSUs were eligible to vest on March 15, 2020, based on achievement of goals measured at the interim measurement date of December 31, 2019, reflecting performance over the prior 3-year period;  the company did not achieve the threshold pro forma EBITDA goal, as a result, 0% of the 2017 performance-based awards vested Stock options granted as part of the 2017 LTCP vested annually over the three-year period, however, their strike price is $85.85, so they have zero value Realized value of equity granted under the 2017 LTCP totaled $269,364 or approximately 11% of FMV grant date value of $2,500,000     © 2020 InterDigital, Inc.  All Rights Reserved